Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-253114 combined with Form S-1 No. 333-264421) converted to Registration Statement on Form S-3, and

(2)	Registration Statement (Form S-8 No. 333-256986) pertaining to the Advent Technologies Holdings, Inc. 2021 Equity Incentive Plan;

of our report dated August 13, 2024 (except for the presentation of discontinued operations as described in Note 24, as to which the date is June 6, 2025), with respect to the consolidated financial statements of Advent Technologies Holdings, Inc. included in this Annual Report (Form 10-K) of Advent Technologies Holdings, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

June 6, 2025